Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated February 24, 2009, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Key Energy Services, Inc. on Form 10-K for the year ended December 31, 2008 which is incorporated by reference in this Registration Statement on Form S-8. We hereby consent to the incorporation by reference of said reports in the Registration Statement on Form S-8.
/s/ Grant Thornton LLP
Houston, Texas
June 5, 2009